EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bristow Group Inc.:

We consent to the incorporation by reference in registration statements No. 333-115473, No. 333-121207 and No. 333-145178 on Form S-8, No. 333-147690 on Form S-4 and No. 333-183816 on Form S-3 of Bristow Group Inc. of our report dated May 22, 2013, with respect to the consolidated balance sheets of Bristow Group Inc. and subsidiaries as of March 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ investment, and cash flows for each of the years in the three-year period ended March 31, 2013, and our report dated May 22, 2013, on the effectiveness of internal control over financial reporting as of March 31, 2013 which reports appear in the March 31, 2013 Annual Report on Form 10-K of Bristow Group Inc.

/s/ KPMG LLP

Houston, Texas

May 22, 2013